Exhibit 99.1

Tabula Rasa HealthCare Appoints New Member to its Board of Directors

Rear Admiral Pamela Schweitzer, PharmD Joins Board of Medication Safety Company

Moorestown, NJ (March 6, 2019) - Tabula Rasa HealthCare, Inc. (NASDAQ: TRHC), a healthcare technology company advancing the field of medication safety, appointed former Assistant Surgeon General and Chief Pharmacist of the United States Public Health Service (PHS), Rear Admiral (RADM) Pamela Schweitzer, PharmD to its Board of Directors. The appointment occurred at the TRHC Board of Directors meeting held March 4-5, 2019, and was effective immediately. The TRHC Board now includes nine members with a majority of five women and four men.

As Chief Pharmacist Officer for PHS, RADM Schweitzer was responsible for providing leadership and coordination of PHS’s pharmacy programs and professional affairs for the Office of the Surgeon General and the Department of Health & Human Services. Prior, she served with the Centers for Medicare and Medicaid Services and held varied assignments in the Indian Health Service (IHS)) and U.S. Veterans Administration.

“RADM Schweitzer is a thought leader in the field of pharmacotherapy, and her experience with large policy development organizations concerned with  population health, particularly focused on medication management, will help TRHC maintain its position as a vanguard in the field of medication safety,” stated TRHC Chairman and CEO Calvin H. Knowlton, PhD. “The Board believes RADM Schweitzer’s extensive leadership experience in public service and expertise in pharmacy programs will make her a valuable member of TRHC’s Board.”

RADM Schweitzer has received numerous honors for her leadership and contributions to pharmacy, including the 2014 American Pharmacists Association Distinguished Federal Pharmacist Award, the 2012 USPHS Mary Louise Anderson Leadership Award, and the IHS Senior Pharmacist of the Year 2013 Award.

RADM Schweitzer will serve as a Class II independent director, to serve until the 2021 annual meeting of stockholders or until her earlier resignation, retirement or other termination of service. Her appointment increases the size of the Board from eight to nine members.

RADM Schweitzer received her Bachelor’s degree in Biological Sciences from California State University Fullerton (CSUF), earned her Doctor of Pharmacy from the University of California San Francisco (UCSF) School of Pharmacy, completed an Ambulatory Care/Administrative Residency at University of California Irvine Medical Center and is a Board Certified Ambulatory Care Pharmacist (BCACP). She currently is completing the Executive Master of Health Administration (EMHA) Program at the University of Southern California (USC) Sol Price School of Public Policy.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize patient outcomes, lower healthcare costs and improve organizational performance.  Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, visit TRHC.com. Follow us on Twitter @TabulaRasaHC for up-to-date information.

Contact:

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829

Investor

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com